Exhibit 10.10
First Amendment
To The
First Interstate BancSystem, Inc.
Deferred Compensation Plan
Recitals
A.	Section 9.10 of the First Interstate BancSystem, Inc. Deferred Compensation Plan (the “Plan”) gives First Interstate BancSystem, Inc. (the “Plan Sponsor”) the right to amend the Plan at any time.

B.	On July 26, 2006, the Board of Directors of the Plan Sponsor delegated authority to the First Interstate BancSystem, Inc. Benefits Committee (the “Committee”) to amend the Plan to modify Plan design, including without limitation any modification of Plan provisions governing eligibility and/or benefits, in any manner which the Benefits Committee has determined will not cause any substantial increase in the cost to the Plan Sponsor or its subsidiaries of maintaining the Plan, or any substantial reduction in the overall level of benefits provided to employees under the Plan.

C.	The following are amendments to the Plan adopted by the Committee as of the date specified below.
Amendment of Plan
1.	Increase in percentage of compensation that may be deferred.

Section 2.1(d) of the Plan is amended to read as follows:
The maximum amount of Compensation that may be deferred each Plan Year is 100% of the Eligible Individual’s Compensation, net of payroll taxes and any other wage deductions required by law or by the Employer’s policies, procedures or other benefit plan documents.
2.	Permitted delay of distribution for purposes of Section 162(m).

A new Section 5.9 shall be added to the Plan as follows:
Section 162(M) Deferral. Notwithstanding any provision to the contrary, distributions under the Plan may be delayed to the extent that the Administrator reasonably anticipates that if the payment were made as scheduled, the Employer’s deduction with respect to such payment would not be permitted due to the application of Code Section 162(m), provided that the requirements of Code Section 409A are met with respect to such delay.

First Amendment to the First Interstate BancSystem, Inc. Deferred Compensation Plan
Prepared by Holland & Hart LLP	1

3.	Change in date of payment of Personal Goals Accounts.

Section 5.3(b) of the Plan shall be amended to read as follows:
Contributions made to Personal Goals Accounts effective on or before December 31, 2008 shall be paid on the January 1st of the Year of Distribution selected by the Participant according to Section 4.1(b). Contributions made to Personal Goals Accounts effective on or after January 1, 2009 shall be paid on the December 31st of the Year of Distribution selected by the Participant according to Section 4.1(b).
All other provisions of the Plan shall remain unamended and in full force.

/s/ Terry Moore
By: Terry Moore, Secretary
Date: Oct 24, 2008

First Amendment to the First Interstate BancSystem, Inc. Deferred Compensation Plan
Prepared by Holland & Hart LLP	2